EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

SEPTEMBER 27, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ELECTS TO SHUT-IN A PORTION

OF ITS NEAR-TERM NATURAL GAS PRODUCTION

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 27, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has elected to shut-in a portion of its unhedged near-term natural gas production in light of currently low wellhead natural gas prices. Effective October 1, 2006, the company plans to temporarily shut-in approximately 100 million cubic feet (mmcf) per day of net natural gas production (approximately 125-150 mmcf per day gross) in various areas of operations in the southwestern U.S. until natural gas prices recover from recently depressed levels. Chesapeake’s current oil and natural gas production is over 1,600 mmcf of natural gas equivalent per day (91% natural gas) and these shut-ins represent approximately 6% of the company's net oil and natural gas production.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Today’s announcement highlights Chesapeake’s proactive approach to revenue management. So far this year through August 31, we have realized approximately $740 million in cash gains from our natural gas hedges and, as of yesterday’s market close, the mark-to-market gain on our remaining 2006 natural gas hedges was approximately $460 million. In the second half of 2006, we have hedged approximately 92% of our anticipated natural gas production at an average NYMEX price of $9.24 per mmbtu. In addition, we have hedged approximately 80% of our anticipated 2007 natural gas production at an average NYMEX price of $9.92 per mmbtu and approximately 60% of our anticipated 2008 natural gas production at an average NYMEX price of $9.44 per mmbtu. We currently have a mark-to-market gain of approximately $2.2 billion on our open natural gas hedges.

Given that we believe today’s low natural gas prices have more to do with temporarily high natural gas storage inventories largely caused by last winter’s abnormally warm weather and less to do with any return to a structural oversupply of natural gas, Chesapeake has elected to shut-in some of our natural gas production. We will monitor market conditions and bring these unhedged natural gas production volumes back on stream as market conditions dictate. As a result, it is likely we will reduce Chesapeake’s 2006 fourth quarter production forecast range when we release our 2006 third quarter results.”

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.